Exhibit 99.1

United Components Reports Results of Operations for
Fourth Quarter 2009

-	Strong operating performance results in sequential EBITDA improvement for every quarter in 2009
-	7.4% revenue increase over fourth quarter of 2008
-	Revenue increases across all channels except heavy duty

EVANSVILLE, IN March 17, 2010 – United Components, Inc. (“UCI”), a leading manufacturer of vehicle replacement parts, today announced results for the fourth quarter ended December 31, 2009. Revenue of $218.8 million was up $15.0 million, or 7.4%, compared to the year-ago quarter. The company reported that revenue increased in the retail, traditional, OEM, and OES (new car dealer service) channels, and decreased only in the heavy duty channel.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted consistent with the company’s historical presentations, was $38.8 million for the fourth quarter, compared with $16.9 million for the year-ago quarter. The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.

Net income attributable to UCI for the quarter was $8.5 million, including $6.3 million, net of tax, in special charges, consisting of costs related to obtaining new business, restructuring and severance costs, and class action and patent litigation costs.  Excluding these charges, adjusted net income attributable to UCI would have been $14.8 for the quarter.   Adjusted net income attributable to UCI for the fourth quarter of 2008 was $0, excluding $5.3 million, net of tax, in special charges, consisting of costs related to obtaining new business, integration of our water pump operations, trademark impairment, a one-time warranty expense, defending class action litigation, establishing new facilities in China and reduction in force.

“We’re very pleased to complete 2009 on a very strong note, with our best quarterly EBITDA performance in two years,” said Bruce Zorich, Chief Executive Officer of UCI. “Our commitment to operational excellence and a leaner cost structure has allowed us to post sequential EBITDA improvement for four consecutive quarters.”

“While we’re pleased to have achieved this performance in a year of flat sales caused by the sluggish economy, we’re very encouraged by the positive top-line trends we are now seeing,” continued Zorich. “The indicators we look to in our business, including miles driven and vehicle age, signal revenue growth into 2010.  In addition to this organic growth, recent new business wins and revenue opportunities have us excited about future growth prospects.”

As of December 31, 2009, the company’s debt stood at $422.2 million. The company ended the quarter with $131.9 million in cash.

Conference Call
UCI will host a conference call to discuss its results and performance on Thursday, March 18, at 11:00 a.m. Eastern Time (ET). Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (502) 498-8424.

A replay of the call will be available from March 19, 2010, for a ninety day period, at www.ucinc.com. Click on the UCI 2009 4th Quarter Results button.

About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.

Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2008 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For More Information, Contact:
Mark Blaufuss, Chief Financial Officer (812) 867-4726

United Components, Inc.

Condensed Consolidated Income Statements
(in thousands)

	Three Months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net sales	$218,757	$203,746	$884,954	$880,441
Cost of sales	163,509	171,092	685,356	702,522
Gross profit	55,248	32,654	199,598	177,919

Operating expense
Selling and warehousing	(14,163)	(15,696)	(56,598)	(62,906)
General and administrative	(11,004)	(10,953)	(45,525)	(49,320)
Amortization of acquired intangible assets	(1,399)	(1,547)	(5,758)	(6,349)
Restructuring costs	(922)	(1,696)	(923)	(2,380)
Trademark impairment loss	--	(500)	--	(500)
Patent litigation costs	(7,002)	--	(7,002)	--
Operating income	20,758	2,262	83,792	56,464

Other expense
Interest expense, net	(6,989)	(8,354)	(30,001)	(34,192)
Management fee expense	(500)	(500)	(2,000)	(2,000)
Miscellaneous, net	(1,293)	(1,078)	(5,458)	(3,507)
Income (loss) before income taxes	11,976	(7,670)	46,333	16,765
Income tax (expense) benefit	(3,681)	2,116	(16,377)	(7,656)
Net income (loss)	8,295	(5,554)	29,956	9,109
Less: Loss attributable to noncontrolling interest	(169)	(259)	(680)	(818)
Net income (loss) attributable to United Components, Inc.	$8,464	$(5,295)	$30,636	$9,927

United Components, Inc.

Condensed Consolidated Balance Sheets
 (in thousands)

	December 31, 2009	December 31, 2008
Assets	(unaudited)

Current assets
Cash and cash equivalents	$131,913	$46,612
Accounts receivable, net	261,210	261,624
Inventories, net	133,058	159,444
Deferred tax assets	30,714	24,245
Other current assets	23,499	19,452
Total current assets	580,394	511,377

Property, plant and equipment, net	149,753	167,906
Goodwill	241,461	241,461
Other intangible assets, net	68,030	74,606
Deferred financing costs, net	1,843	2,649
Other long-term assets	6,304	1,823
Restricted cash	9,400	--

Total assets	$1,057,185	$999,822

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$111,898	$104,416
Short-term borrowings	3,460	25,199
Current maturities of long-term debt	17,925	422
Accrued expenses and other current liabilities	106,981	85,730
Total current liabilities	240,264	215,767

Long-term debt, less current maturities	400,853	418,025
Pension and other postretirement liabilities	70,802	79,832
Deferred tax liabilities	8,546	3,560
Due to parent	30,105	17,535
Other long-term liabilities	6,672	2,540
Total liabilities	757,242	737,259

Shareholder’s equity	299,943	262,563

Total liabilities and shareholder’s equity	$1,057,185	$999,822

United Components, Inc.

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2009	2008
	(unaudited)

Net cash provided by operating activities	$129,313	$32,423

Cash flows from investing activities
Capital expenditures	(15,266)	(31,940)
Proceeds from sale of property, plant and equipment	2,566	421
Increase in restricted cash	(9,400)	--
Net cash used in investing activities	(22,100)	(31,519)

Cash flows from financing activities
Issuance of debt	13,187	27,993
Debt repayments	(35,227)	(23,407)
Net cash provided by (used in) financing activities	(22,040)	4,586

Effect of currency exchange rate changes on cash	128	(318)

Net increase in cash and cash equivalents	85,301	5,172

Cash and cash equivalents at beginning of year	46,612	41,440

Cash and cash equivalents end of period	$131,913	$46,612

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures.

The calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA as used in the amended and restated credit agreement for UCI’s senior credit facility. The Adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.

EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“U.S. GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A

Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	2009					2008
	Q1	Q2	Q3	Q4	Full Year	Q1	Q2	Q3	Q4	Full Year
Results of operations:
Net income (loss) attributable to UCI	$1.6	$7.5	$13.1	$8.4	$30.6	$6.8	$4.0	$4.4	$(5.3)	$9.9

Interest, net of minority interest	8.0	7.8	7.2	7.0	30.0	9.1	8.4	8.3	8.4	34.2

Income tax expense (benefit)	1.2	4.3	7.3	3.7	16.5	4.2	2.4	3.3	(2.0)	7.9

Depreciation, net of minority interest	7.1	7.1	6.9	6.8	27.9	6.7	6.8	6.6	7.2	27.3

Amortization	2.1	2.2	2.1	2.1	8.5	2.2	2.3	2.3	2.2	9.0

EBITDA	20.0	28.9	36.6	28.0	113.5	29.0	23.9	24.9	10.5	88.3

Special items:

Restructuring costs (gains)	0.2	(0.6)	0.4	1.2	1.2	0.4	0.1	0.2	1.7	2.4

Reduction in force severance	1.0	1.2	0.4	0.2	2.8	--	--	0.3	0.1	0.4

Trademark impairment loss	--	--	--	--	--	--	--	--	0.5	0.5

Cost of defending class action litigation	0.5	0.3	0.3	0.4	1.5	--	1.5	1.7	0.8	4.0

Patent litigation costs	--	--	--	7.0	7.0	--	--

One-time warranty expense	--	--	--	--	--	--	5.8	--	0.9	6.7

New business changeover cost and sales commitment costs	2.4	1.1	0.2	1.3	5.0	1.1	0.8	2.0	1.1	5.0

Establishment of new facilitiesin China	0.4	0.1	--	--	0.5	1.4	1.3	0.3	0.6	3.6

Non-cash charges (stock options expense)	0.2	--	--	0.2	0.4	0.2	0.2	0.2	0.2	0.8

Management fee	0.5	0.5	0.5	0.5	2.0	0.5	0.5	0.5	0.5	2.0

Adjusted EBITDA	$25.2	$31.5	$38.4	$38.8	$133.9	$32.6	$34.1	$30.1	$16.9	$113.7